Exhibit 99.1

November 9, 2017

Pulmatrix Provides Q3 2017 Highlights and Q3 2017 Updated Financials

Completed Out-License Agreement for PUR0200 US Rights and Received Award to Advance Development of Pulmazole

LEXINGTON, MA – Pulmatrix, Inc. (NASDAQ: PULM) today reports its third quarter financial results and provided an overview of recent operational highlights.

“During the third quarter, we made significant progress with our clinical stage programs. We partnered with Vectura to develop Pulmatrix’s drug candidate, PUR0200, for chronic obstructive pulmonary disease (COPD) for the U.S. market. Vectura will be responsible for all future development costs to advance the product for the U.S., thus allowing us to focus on the development of our two lead pipeline programs – Pulmazole, an inhaled anti-fungal for patients with ABPA, and PUR1800,” said Robert W. Clarke, Ph.D., chief executive officer of Pulmatrix. “We believe that both Pulmazole (formerly PUR1900) and PUR1800 have blockbuster potential,” Dr. Clarke added.

Q3 2017 Highlights

Partnered with Vectura Group plc (“Vectura”) to develop Pulmatrix’s drug candidate, PUR0200, for chronic obstructive pulmonary disease (COPD) for the U.S. market

Vectura and/or its partners will be responsible for all future development costs to advance the product for the U.S. Pulmatrix will provide the data package for PUR0200 and assist with the transfer of development and manufacturing activities to Vectura. As part of the agreement, a technology access fee of $1 million will be payable to Pulmatrix upon successful achievement of pre-agreed pharmaceutical development criteria. Vectura will pay Pulmatrix a mid-teen percentage share of any future revenues that Vectura receives relating to future development and sale of PUR0200 and PUR0200-related products including future combinations.

Received award from Cystic Fibrosis Foundation Therapeutics (CFFT) to support the development of its lead inhaled anti-fungal product candidate Pulmazole

Pulmazole is targeting the treatment of allergic bronchopulmonary aspergillosis (ABPA) in patients with compromised lung function. The award from CFFT supports advancing Pulmazole toward a Phase 1/1B clinical study in healthy volunteers and asthmatic patients to compare Pulmazole with oral itraconazole dosing in early 2018.

Received notice of grant of two new patents for Pulmatrix iSPERSETM platform technology and PUR0200 program

Adding to the previously issued intellectual property protection already received on Pulmatrix’s iSPERSE drug delivery technology, the new patent makes the technology even more versatile. A drug is typically formulated in the iSPERSE matrix using “excipients”—typically inert ingredients like salts that enhance the drug’s utility. The previous patents had provided intellectual property protection for the use of two such excipients. The new patent (US 9744130) adds protection for the use of two more excipients.

The second new patent expands protections for Pulmatrix’s PUR0200 drug candidate for COPD. Pulmatrix had previously received several key patents protecting PUR0200. The new patent (US 9737518) broadens the intellectual property protection to include complete protection for the composition of the drug and certain dose ranges.

Additional Recent Highlights

Pulmazole received Qualified Infectious Disease Product (QIDP) designation for a second indication by the U.S. Food & Drug Administration

In October 2017, the company received notification of a grant of QIDP status for Pulmazole for treatment of pulmonary Aspergillus infections in patients with ABPA. Pulmazole is a reformulation of the oral antifungal drug itraconazole for inhaled delivery in iSPERSE. QIDP status conveys five (5) additional years of market exclusivity for the product in this indication. Pulmatrix had previously received QIDP status as well as orphan drug designation from the FDA for Pulmazole (PUR1900) to treat fungal infections in the airways of patients with cystic fibrosis, a rare genetic disease estimated to affect 75,000-100,000 patients worldwide. This new QIDP status expands the eligible ABPA population to include asthmatic patients; 1.5% of adult asthmatics suffer from ABPA. Pulmazole is expected to enter into a Phase IB clinical trial in early Q1 2018 with data readout in mid-2018.

Appointed Dr. James Roach as Chief Medical Officer

In November 2017, Dr. Roach joined Pulmatrix to lead the clinical development of Pulmatrix’s innovative inhaled drugs for serious lung diseases, including ABPA and COPD. Dr. Roach was most recently the Chief Medical Officer at Veristat. Prior to joining Veristat, he served as Senior Vice President, Development and Chief Medical Officer of Momenta Pharmaceuticals, Senior Vice President, Medical Affairs at Sepracor Pharmaceuticals, and Head of Medical Affairs at Millennium Pharmaceuticals.

Financials

As of September 30, 2017, Pulmatrix had $6.4 million in cash and cash equivalents, compared to $4.2 million as of December 31, 2016.

Pulmatrix generated $0.3 million in revenue in the third quarter of 2017, compared to $0.1 million for the third quarter of 2016. The revenue in 2017 was associated with a grant received from the Cystic Fibrosis Foundation Therapeutics, Inc. and the revenue in 2016 related to the clinical study funded under our collaboration agreement to develop PUR0200 for COPD.

Research and development expenses for the third quarter of 2017 were $2.6 million, compared to $1.5 million for the same period last year. The increase was primarily due to increases in clinical development costs on the Pulmazole project. General and administrative expenses for the second quarter of 2017 were $2.0 million, compared to $1.6 million for the same period in 2016. The increase was primarily due to increases in employment and professional consultant costs.

Net loss for the third quarter of 2017 was $4.5 million compared to a net loss of $3.2 million in the same period last year. The increase in net loss was attributable to the noted operating expense increases, partially offset by the noted increase in revenue.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for serious lung diseases, including Pulmazole (PUR1900), an inhaled anti-fungal for patients with ABPA, and PUR1800, a narrow spectrum kinase inhibitor for patients with obstructive lung diseases including asthma and COPD. In addition, Pulmatrix has partnered with Vectura Group plc to develop Pulmatrix’s drug candidate, PUR0200, for COPD for the U.S. market. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 10, 2017, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Financial Tables to Follow

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	At September 30, 2017	At December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,360	$4,182
Accounts receivable	305	—
Prepaid expenses and other current assets	754	577

Total current assets	7,550	4,759
Property and equipment, net	657	786
Long-term restricted cash	204	204
Goodwill	10,914	10,914

Total assets	$19,325	$16,663

Liabilities and stockholders’ equity
Current liabilities:
Loan payable, net of debt discount and issuance costs	$3,896	$2,586
Accounts payable	1,027	747
Accrued expenses	1,587	1,317

Total current liabilities	6,510	4,650
Loan payable, net of current portion, debt discount and issuance costs	—	3,217
Derivative liability	35	35

Total liabilities	6,545	7,902

Stockholders’ Equity (Deficit):
Common stock, $0.0001 par value — 100,000,000 shares authorized; 20,426,451 and 14,850,526 shares issued and outstanding, including vested restricted stock units of 0 and 99,308, at September 30, 2017 and December 31, 2016, respectively	2	1
Additional paid-in capital	182,256	164,706
Accumulated deficit	(169,478)	(155,946)

Total stockholders’ equity	12,780	8,761

Total liabilities and stockholders’ equity	$19,325	$16,663

CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended September 30,
	2017	2016
Revenues	$335	$61
Operating expenses
Research and development	2,618	1,507
General and administrative	2,021	1,550

Total operating expenses	4,639	3,057

Loss from operations	(4,304)	(2,996)
Interest expense	(153)	(225)
Other income (expense), net	5	64

Net loss	$(4,452)	$(3,157)

Net loss per share attributable to common stockholders, basic and diluted	$(0.22)	$(0.21)

Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	20,200,893	14,850,526

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Investor Contact
Robert Clarke, CEO	William Duke, CFO
(781) 357-2333	(781) 357-2333
rclarke@pulmatrix.com	wduke@pulmatrix.com